Exhibit 5.1.2

NIXON PEABODY LLP

ATTORNEYS AT LAW

100 Summer Street

Boston, Massachusetts 02110-2131

(617) 345-1000

Fax: (617) 345-1300

February 9, 2005

Marchex, Inc.

413 Pine Street, Suite 500

Seattle, WA 98101

Re:	Registration Statement on Form SB-2 pursuant to Rule 462(b)

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to $39,693,750 worth of shares of convertible exchangeable preferred stock, par value $0.01 per share (the “Shares”), of Marchex, Inc., a Delaware corporation (the “Convertible Preferred Stock”).

The shares of Convertible Preferred Stock are to be sold by the Company pursuant to a purchase agreement (the “Purchase Agreement”) to be entered into among the Company and the several underwriters to be named in the Purchase Agreement for whom Piper Jaffray & Co., RBC Capital Markets and Thomas Weisel Partners LLC are acting as representatives. The form of the Purchase Agreement has been filed as Exhibit 1.2 to the Registration Statement on Form SB-2, File No. 333-121213 (the “Prior Registration Statement”).

In our capacity as special counsel to the Company in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the shares of Convertible Preferred Stock, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. We have examined signed copies of the Registration Statement and the Prior Registration Statement as filed with the Commission. We have also examined and relied upon the Purchase Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We assume that the appropriate actions will be taken, prior to the offer and sale of the shares of Convertible Preferred Stock in accordance with the Purchase Agreement to register and qualify the shares of Convertible Preferred Stock for sale under all applicable state securities or “blue sky” laws.

We are opining herein as to the effect on the subject transaction only of Delaware law including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof,

(i) The shares of Convertible Preferred Stock have been duly authorized by all necessary corporate action of the Company.

(ii) The shares of Convertible Preferred Stock, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Prior Registration Statement, will be validly issued, fully paid and nonassessable.

(iii) The Convertible Subordinated Debentures (the “Debentures”) for which the Convertible Preferred Stock is exchangeable have been duly authorized and, when and if issued upon exchange of the Convertible Preferred Stock in accordance with the Certificate of the Powers, Designations, Preferences and Rights of the Convertible Preferred Stock (the “Certificate of Designations”), will be valid and binding obligations of the Company, subject, as to enforcement, to (a) bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights, and (b) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness), whether such enforceability is considered in a proceeding in equity or at law.

(iv) The shares of Class B common stock, par value $0.01 per share (the “Common Stock”) issuable upon conversion of the Convertible Preferred Stock or the Debentures, together with the Common Stock issuable under certain circumstances pursuant to the “make-whole” payment provisions of the Convertible Preferred Stock and the Debentures, have been duly authorized and reserved for issuance and, when and if issued upon valid conversion of the Convertible Preferred Stock in accordance with the Certificate of Designations or upon valid conversion of the Debentures in accordance with the provisions of the Indenture, will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

It is understood that this opinion is to be used only in connection with the offer and sale of the shares of Convertible Preferred Stock while the Registration Statement is in effect. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”

Very truly yours,

/s/ Nixon Peabody LLP